Exhibit 10.1

February 22, 2023

Re: Amended and Restated Employment Agreement
Dear Edward,
This letter agreement (“Agreement”) is entered into between you and Sunrun Inc. (“Company” or “we”), and serves as an amended and restated employment agreement between you and the Company. The purpose of this Agreement is to confirm the terms and conditions of your continued employment with the Company. Except to the extent specified herein, this Agreement fully supersedes and replaces all prior employment agreements between you and the Company. Subject to you signing below, the terms of this Agreement shall be deemed effective as of March 1, 2023 (the “Effective Date”).
Your position will continue to be Co-Executive Chair of the Company, and during your employment with the Company, you will continue to perform your duties faithfully and to the best of your ability and will devote reasonable business efforts and time to the Company, except that you and the Company agree that your commitment shall only be for 25% of full-time equivalence. Notwithstanding, while you remain employed by the Company, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect competitor of the Company, and you agree that you must obtain prior approval from the Company’s Board of Directors (the “Board”) prior to accepting any outside service position for which you will receive remuneration of any kind.
As of the Effective Date, your base salary shall be adjusted to $11,458.33 per semi-monthly pay period (equivalent to $275,000.00 annually), less applicable withholdings and deductions. Your base salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
Please note that as a part-time employee, you will only continue to be eligible to participate in such Company benefit plans as the Company makes available to part-time employees, or as otherwise required by law. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
You remain eligible to participate in our Key Employee Change in Control Severance Plan (“Severance Plan”), subject to your execution of a participation agreement setting forth any severance payments and benefits to which you would be entitled in connection with certain terminations of employment (which are in lieu of any other severance or benefits you might otherwise be entitled to under any plan, program, policy, or practice the Company may have in effect from time to time).
Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Moreover, the Company may change the terms and conditions of your continued employment from time to time (including, but not limited to, changes in your position, compensation, and/or benefits). However, no such changes will modify the at-will nature of your employment relationship with the Company.
As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that must be assigned to the Company. To protect the interests of the Company, your acceptance of this letter confirms your continued agreement to the terms

Exhibit 10.1
of the Company’s Employee Confidentiality, Inventions, Assignment and Arbitration Agreement (“Confidentiality Agreement”) that you executed during the course of your employment with the Company (which is survived and incorporated by reference).
This Agreement, along with the Confidentiality Agreement, Severance Plan, any documentation regarding previously vested performance stock units (“PSUs”), the Company’s Policy for Recoupment of Incentive Compensation, and any written and duly executed indemnification agreement between you and the Company, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and supersedes all prior negotiations, representations or agreements between you and the Company (including, but not limited to, superseding and fully replacing a certain Confirmatory Employment Letter between you and the Company dated May 8, 2015). This Agreement may only be modified by a written agreement signed by you and the Board.
To accept the terms of this Agreement, please sign in the space indicated and return it to the Company.
Sincerely,

By: /s/ Jeanna Steele
Duly authorized, on behalf of the Board
Name: Jeanna Steele
Title: Chief Legal & People Officer
Agreement and Acceptance
I have read and understood this Agreement and hereby acknowledge, accept and fully agree to the terms as set forth herein, and further acknowledge that no other commitments were made to me as part of my continued employment except as specifically set forth herein.

 /s/ Edward Fenster
Edward Fenster
Date: February 22, 2023